EXHIBIT 99(d)(i)

                          INVESTMENT ADVISORY AGREEMENT

     INVESTMENT ADVISORY AGREEMENT (the "Agreement") made as of 31st first day of August, 2001 by and between HENDERSON GLOBAL FUNDS, a Delaware business trust (the "Trust"), and HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC., a Delaware corporation (the "Adviser"), which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), the shares of beneficial interest ("Shares") of which are registered or are to be registered under the Securities Act of 1933; and

     WHEREAS, the Trust is authorized to issue Shares in separate series with each such series representing the interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust currently proposes initially to offer Shares in five portfolios, designated the Henderson European Focus Fund, the Henderson International Developing Companies Fund, the Henderson Global Technology Fund, the Henderson Worldwide Growth Fund and the Henderson International Opportunities Fund, herein referred to as the "Existing Portfolios", together with any other Trust portfolios which may be established later and served by the Adviser hereunder, being herein referred to collectively as the "Portfolios" and individually referred to as a "Portfolio"; and

     WHEREAS, the Trust desires at this time to retain the Adviser to render investment advisory and management services to the Existing Portfolios, and the Adviser is willing to render such services;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. EMPLOYMENT; SERVICES. The Trust hereby employs the Adviser to act as the adviser for the Existing Portfolios and other Portfolios hereunder and to manage the investment and reinvestment of the assets of such Portfolios in accordance with applicable investment objectives, policies and restrictions, and to administer its affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Trust for the period and upon the terms herein set forth. The investments of the Trust shall be subject to all applicable restrictions of the Declaration of Trust and By-Laws of the Trust and all applicable laws and regulations as may from time to time be in force.

     The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services for the Trust, to permit any of its principals or employees to serve without compensation as trustees or officers of the Trust if elected to such positions, and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or


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authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. It is understood and agreed that the Adviser, by separate agreements with the Trust, may also serve the Trust in other capacities. Notwithstanding anything in this Agreement to the contrary, the Adviser may arrange for some investment advisory services to be provided by another person at the expense of the Adviser; provided that any such arrangement shall comply with the 1940 Act.

     2. ADDITIONAL PORTFOLIOS. In the event that the Trust establishes one or more portfolios other than the Existing Portfolios with respect to which it desires to engage the Adviser to render investment advisory and management services hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services and the Trust and the Adviser agree upon the advisory fee rates to be payable by such portfolio or portfolios, the Adviser shall notify the Trust in writing, whereupon such portfolio or portfolios shall become a Portfolio or Portfolios hereunder.

     3. MANAGEMENT FEE. For the services and facilities described in Section 1, the Trust will pay to the Adviser a management fee based upon an annual percentage of the average daily net assets of each Portfolio, as follows:

          (a)  For the Henderson European Focus Fund:

               1.00% of the average daily net assets.

          (b)  For the Henderson International Developing Companies Fund:

               1.20% of the average daily net assets.

          (c)  For the Henderson Global Technology Fund:

               1.20% of the average daily net assets.

          (d)  For the Henderson Worldwide Growth Fund:

               1.00% of the average daily net assets.

          (e)  For the Henderson International Opportunities Fund:

               1.10% of the average daily net assets.

     The fee payable under this Agreement shall be calculated and accrued for each business day by applying the appropriate annual rates to the net assets of the Portfolio as of the close of the preceding business day, and dividing the sum so computed by the number of business days in the fiscal year. The fee for a given month shall be paid on the first business day of the following month. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of the Adviser to the Trust under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not


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impaired  thereby.  It is  agreed  that  the  Adviser  may use any  supplemental research obtained for the benefit of the Trust in providing investment advice to its other investment advisory accounts or for managing its own or its affiliates accounts.

     4. EXPENSES. In addition to the fee of the Adviser, the Trust shall assume and pay expenses for services rendered by a custodian for the safekeeping of the Trust's securities or other property, for keeping its books for account, for any other charges of the custodian, and for calculating the net asset value of the Trust as provided in the prospectus of the Trust and for services rendered by an administrator, transfer agent and distributor. The Adviser shall not be required to pay and the Trust shall assume and pay the charges and expenses of its operations, including but not limited to compensation of the trustees (other than those affiliated with the Adviser), charges and expenses of independent auditors, of legal counsel, of any transfer or dividend disbursement agent and of any registrar of the Trust, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Trust, costs of share certificates, membership dues in the Investment Company Institute or any similar organization, reports and notices to shareholders, stationery, printing, postage, other like miscellaneous expenses and all taxes and fees payable to federal, state or other government agencies on account of the registration of securities issued by the Trust, filing of corporate documents or otherwise. The Trust shall not pay or incur any obligation for any expenses for which the Trust intends to seek reimbursement from the Adviser as herein provided without first obtaining the written approval of the Adviser. The Adviser shall arrange, if desired by the Trust, for principals or employees of the Adviser to serve, without compensation from the Trust, as trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

     The net asset value for each Portfolio shall be calculated in accordance with the provisions of the Trust's prospectus or at such other time or times as the Board of Trustees may determine in accordance with the provisions of the 1940 Act. On each day when the net asset value is not calculated, the net asset value of a share of a Portfolio shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

     5. AFFILIATIONS. Subject to applicable statutes and regulations, it is understood that trustees, officers or agents of the Trust are or may be interested in the Adviser as principals, agents or otherwise, and that the principals and agents of the Adviser may be interested in the Trust otherwise than as a trustee, officer or agent.

     6. LIMITATION OF LIABILITY OF ADVISER. The Adviser shall not be liable for any error of judgment or of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

     7. TERM; TERMINATION; AMENDMENT. This Agreement shall become effective with respect to the Existing Portfolios on the date hereof and shall remain in full force until August 30, 2003, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the Existing Portfolios and each


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other Portfolio to which the Agreement shall have become applicable, but only so long as such continuance is specifically approved for each Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Portfolio, the Adviser may continue to serve in such capacity for such Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

     This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Trust or by the Adviser on sixty (60) days written notice to the other party. The Trust may effect termination with respect to any Portfolio by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of such Portfolio.

     This Agreement may also be terminated with respect to any Portfolio at any time, without the payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Portfolio, in the event that it shall have been established by a court of competent jurisdiction that the Adviser or any officer or principal of the Adviser has taken any action which results in a breach of the covenants of the Adviser set forth herein.

     The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

     Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation described in Section 3 earned prior to such termination.

     As to each Portfolio of the Trust, this Agreement may be amended only by an instrument in writing signed by the party against which enforcement of the amendment is sought. An amendment of this Agreement affecting a Portfolio hereunder shall not be effective until approved by (i) vote of the holders of a majority of the outstanding voting securities of the Portfolio; and (ii) a majority of those Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

     8. CONFIDENTIALITY. The Adviser agrees that it will treat confidentially and as proprietary information of the Trust all records and other information relative to the Portfolio and its prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval may not be withheld where Adviser is advised by counsel that the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

     9. RECORDS. In compliance with the requirements of Rule 31a-3 under the Act, Adviser acknowledges that all records which it maintains for the Trust are property of the Trust and agrees to surrender promptly to the Trust any of such records upon the Trust's request, provided, that Adviser may retain copies thereof at its own expense. Adviser further agrees to


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preserve  for the  periods  prescribed  by Rule 31a-2  under the Act the records required to be maintained by Rule 31a-1 under the Act relating to transactions placed by Adviser for the Portfolio.

     10. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     11. NOTICE. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     12. APPLICABLE LAW. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.


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     IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed as of the day and year first above written.

ATTEST:                                        HENDERSON GLOBAL FUNDS

/s/ Brian Booker                               By:  /s/ Sean Dranfield
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ATTEST:                                        HENDERSON GLOBAL INVESTORS
                                              (NORTH AMERICA) INC.

/s/ Brian Booker                               By:  /s/ Charles Wurtzebach
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